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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549





                                    FORM 15
    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                     Commission File Number:        001-12727
                                                                    ---------

                        SENTRY TECHNOLOGY CORPORATION
  ---------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      1881 LAKELAND AVENUE, RONKONKOMA, NEW YORK   11779        631/ 739-2000
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     Common
  ---------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule  12g-4(a)(1)

     Rule  12g-4(a)(2)      X
                           ---
     Rule  12h-3(b)(1)(i)

     Rule  12h-3(b)(1)(ii)  X
                           ---
     Rule  15d-6


     Approximate number of holders of record as of the certification or
notice date:   478
             -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June  4, 2009               By:  /s/ Peter L. Murdoch
                                      --------------------------------
                                        Peter L. Murdoch, President



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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